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                                                                   EXHIBIT 99(d)

Interactive Flight Technologies, Inc.
4041 N. Central, Suite 2000
Phoenix, Arizona  85012

                     INTERACTIVE FLIGHT TECHNOLOGIES, INC.
                     OFFER TO REDUCE THE EXERCISE PRICE OF
                           CLASS B WARRANTS TO $7.50
                                 TO HOLDERS OF
                        THE COMPANY'S CLASS B WARRANTS
                             FOR EXERCISES BEFORE
                               DECEMBER 24, 1996

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THE OFFER WILL EXPIRE ON TUESDAY, DECEMBER 24, 1996, AT 5:00 P.M., NEW YORK CITY
TIME, UNLESS EXTENDED. WITHDRAWAL RIGHTS WILL ALSO EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 24, 1996. IN ADDITION, THE CLASS B WARRANTS WILL CEASE TO BE EXERCISABLE ON JANUARY 16, 1997, AT 5:00 P.M., NEW YORK CITY TIME, AND ALL CLASS B WARRANTS NOT EXERCISED PRIOR TO THAT TIME WILL BE REDEEMED ON JANUARY 17, 1997 FOR $.05 PER CLASS B WARRANT.
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                                                               November 22, 1996

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

     Interactive Flight Technologies, Inc., a Delaware corporation (the "Company"), is offering, to the holders (the "Holders") of the Company's Class B Redeemable Stock Purchase Warrants (the "Class B Warrants") who exercise their Class B Warrants pursuant to the Exercise Offer, to reduce the exercise price of Class B Warrants to $7.50 per share (from $9.75 per share) for each Class B Warrant so exercised, in each case if and only if a Holder exercises his or her Class B Warrants prior to 5:00 P.M., New York City Time, on December 24, 1996, unless such date is extended by the Company (such date, or such date as so extended, being referred to as the "Expiration Date"), upon the terms and subject to the conditions set forth in the Exercise Offer/Prospectus to Purchase, dated November 20, 1996 (the "Exercise Offer/Prospectus") and the related blue Letter of Transmittal. Holders whose certificates for such Class B Warrants (the "Warrant Certificates") are not immediately available or who cannot deliver their Warrant Certificates and all other required documents to the Warrant Agent on or prior to the Expiration Date, or who cannot complete the procedures for book-entry exercise on a timely basis, must exercise their Class B Warrants according to the guaranteed delivery procedures set forth under the caption "The Exercise Offer and Warrant Redemption-Procedures for Exercising Class B Warrants-Guaranteed Delivery" in the Exercise Offer/Prospectus.
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     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Class B Warrants registered in your name or in the name of your nominee.

     The Offer is subject to certain conditions. See "The Exercise Offer and Warrant Redemption-Certain Conditions of the Exercise Offer" in the Exercise Offer/Prospectus.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1.   The Exercise Offer/Prospectus, dated November 20, 1996.

          2. A letter from D.H. Blair Investment Banking Corp., and a related Notice of Redemption from the Company, pursuant to which ALL CLASS B WARRANTS NOT EXERCISED PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON JANUARY 16, 1997, WILL BE REDEEMED ON JANUARY 17, 1997 FOR $.05 PER CLASS B WARRANT.

          3. The blue Letter of Transmittal to exercise Class B Warrants for your use and for the information of your clients. Facsimile copies of the blue Letter of Transmittal may be used to exercise Class B Warrants.

          4. The yellow Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Class B Warrants are not immediately available or if such certificates, a certified or bank check payable to "Interactive Flight Technologies, Inc." in the amount of $7.50 per share exercised in the Offer and all other required documents cannot be delivered to American Stock Transfer & Trust Company (the "Warrant Agent") by the Expiration Date or if the procedure for book-entry exercise cannot be completed by the Expiration Date.

          5. A printed form of the letter which may be sent to your clients for whose accounts you hold Class B Warrants registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7.   A return envelope addressed to the Warrant Agent.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 24, 1996, UNLESS THE OFFER IS EXTENDED. PLEASE ALSO NOTE THAT THE CLASS B WARRANTS WILL CEASE TO BE EXERCISABLE ON JANUARY 16, 1997, AT 5:00 P.M., NEW YORK CITY TIME, AND ALL CLASS B WARRANTS NOT EXERCISED PRIOR TO THAT TIME WILL BE REDEEMED ON JANUARY 17, 1997 FOR $.05 PER CLASS B WARRANT.

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     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Exercise Offer/Prospectus) in connection with a book-entry exercise of Class B Warrants, a certified or bank check payable to "Interactive Flight Technologies, Inc." in the amount of $7.50 per share exercised in the Offer and any other required documents should be sent to the Warrant Agent, and Warrant Certificates representing the exercised Class B Warrants should be delivered to the Warrant Agent, or such Class B Warrants should be exercised by book-entry in the Warrant Agent's account maintained at one of the Book-Entry Transfer Facilities (as described in the Exercise Offer/Prospectus), all in accordance with the instructions set forth in the Letter of Transmittal and the Exercise Offer/Prospectus.

     If Holders wish to exercise, but it is impracticable for them to forward their Warrant Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry exercise procedures on a timely basis, an exercise may be effected by following the guaranteed delivery procedures specified under the caption "The Exercise Offer-Procedures for Exercising Warrants-Guaranteed Delivery" in the Exercise Offer/Prospectus.

     The Company has agreed to pay D.H. Blair Investment Banking Corp. a warrant solicitation fee of 5% per Class B Warrant exercised in the Offer (subject to certain limitations). Further, the Company will, upon request, promptly reimburse you for reasonable expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable on the exercise of Class B Warrants, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Warrant Agent, at its address and telephone number set forth on the back cover of the Exercise Offer/Prospectus.

                                  Very truly yours,

                                  INTERACTIVE FLIGHT TECHNOLOGIES, INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY OR THE WARRANT AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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